Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated November 22, 2017 on the September 30, 2017 financial statements, which is incorporated by reference in this Registration Statement (Form N-1A) of Leuthold Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 46 to the Registration Statement under the Securities Act of 1933 (File No. 033-96634) and in this Amendment No. 47 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-09094).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 26, 2018